Exhibit 99.1

FOR IMMEDIATE RELEASE

August 4, 2010

Contact:

Cloud Peak Energy Inc.

Karla Kimrey

Vice President, Investor Relations

303-713-5000

CLOUD PEAK ENERGY INC. ANNOUNCES RESULTS

FOR SECOND QUARTER AND FIRST SIX MONTHS 2010

Gillette, WY, August 4, 2010 — Cloud Peak Energy Inc. (NYSE:CLD), the third-largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company, today announced results for the second quarter 2010.

Second quarter 2010 income from continuing operations was $39.2 million, compared to $49.6 million in the prior year; and diluted earnings per share from continuing operations was $0.51 in the second quarter 2010, compared to $0.83 in the prior year.  EBITDA (defined later) was $88.6 million, compared to $103 million in the prior year, which included $17.3 million from a 25-year broker contract that expired in the first quarter 2010.

Highlights

•                  EBITDA of $88.6 million driven by strong shipments and tight cost control.

•                  Income from continuing operations of $39.2 million.

•                  Strong demand for PRB coal both domestically and for export.

•                  Improved full year guidance.

Second quarter 2010 revenues fell $2 million or 0.6 percent over the prior year to $342 million.  The decrease was due to the expiration in the first quarter 2010, after its 25 year term, of a significant broker contract, which contributed $32 million in second quarter 2009 revenue.  The expiration of the broker contract was largely offset by strong gains in domestic and export volumes shipped to meet demand from our customers.

“Cloud Peak Energy delivered a strong second quarter as our shipments caught up after a slower first quarter which was impacted by some customer plant outages and rail interruptions.  With strong demand for increased export sales and excellent production and cost control, we are now on pace to deliver improved full year guidance” said Colin Marshall, President and Chief Executive Officer of Cloud Peak Energy.

505 South Gillette Avenue • PO Box 3009 • Gillette, WY  82717-3009

Phone:  (307) 687-6000 • Fax:  (307) 687-6015

Operating Highlights

	Q2	Q2	First Six Months	First Six Months
	2010	2009	2010	2009
Tons Produced(1) (in millions)	23.9	21.8	45.3	43.9
Tons Sold (in millions)	24.7	25.1	46.6	50.3
Average revenue per ton(1)	$12.20	$12.00	$12.28	$11.98
Average cost of product sold per ton(1)	$8.37	$7.89	$8.44	$8.08

(1)  Represents only the three company operated mines

Excluding the impact of the broker contract that expired in the first quarter 2010, second quarter 2010 EBITDA of $88.6 million was $3 million higher than the prior year.  The increase was due to improved volumes and pricing, partially offset by higher costs per ton.  Cash generated from operations in the quarter was $50.5 million and capital expenditures were $7.5 million (including the LBM awarded at Spring Creek mine).  Capital expenditures continued to run lower than planned largely due to timing differences as certain of our capital expenditure is spent in large tranches and its timing can be variable.

Average revenue per ton of coal sold from the company-operated mines in the second quarter of 2010 increased to $12.20 from $12.00.  Costs were $8.37 per ton, compared to $7.89 per ton in the same period of 2009.  The increase in unit costs was primarily due to a low oil price in early 2009, which benefited us with low diesel costs for that period.

Production from the three company operated mines in the second quarter of 2010 was 23.9 million tons compared to 21.8 million tons for the second quarter 2009.  The increase was due to increased domestic demand for PRB coal, following last year’s downturn and catch up from low shipments in the first quarter of 2010 that were impacted by weather related disruptions to rail and our utility customers.  Additional demand for exported coal from Asian utilities allowed exports to increase.

Marshall said, “We are pleased that we were able to execute so well this quarter.  Operationally, the performance at the mines was excellent; equipment ran well and we were able to take advantage of some of the pre-stripping we completed in the first quarter when shipments were slow.  Unlike this time last year, our customers’ demand is strong and has caught up after a slower first quarter to bring us onto a good annual pace for shipments at the end of the first six months.”

Export volume was 760,000 tons in the second quarter and 1.5 million tons for the first six months of 2010 compared to 1.6 million tons for the full year 2009.  We continue to see future export demand and prices strengthen and expect the second half of the year to be even stronger.  Export volumes are now anticipated to exceed 3 million tons this year.

During the first six months of 2010, Cloud Peak Energy reported $652.6 million in revenue, $167.0 million in EBITDA, $67.9 million in income from continuing operations, and $0.89 diluted earnings per share from continuing operations.  In the first six months of 2009 the company reported $704.0 million in revenue, $200.3 million in EBITDA, and $94.8 million in income from continuing operations, and $1.58 diluted earnings per share from continuing operations. The first six months of 2009 had the full benefit of a significant broker sales contract that ended during the first quarter of 2010, which contributed $67.1 million in revenue and $36.4 million in EBITDA to the first six months of 2009 and $14.4 million in revenue and $8.3 million in EBITDA for the first six months of 2010.

Health, Safety and Environment Record

The company’s All Injury Frequency Rate (AIFR) for the first six months of 2010 was 0.62, which included four low severity incidents in the second quarter.  According to Mine Safety and Health Administration (MSHA) data, Cloud Peak Energy had the lowest 2009 AIFR among the ten largest U.S. coal producers of 0.66. There have been no reportable injuries to any contractors working on our mine sites during 2010 which is a significant achievement as contractors historically have a higher injury rate.   Additionally, the company’s three operated mines have not received notice of any environmental violations under the Surface Mining Control and Reclamation Act (SMCRA) since October 2002.

Balance Sheet

Unrestricted cash on hand as of June 30, 2010, was $249.6 million.  We increased our restricted cash, which secures a portion of the company’s future reclamation obligations, by $41.9 million to $218.3 million at the end of the second quarter of 2010.  Using cash as collateral instead of letters of credit has allowed us to reduce the cost of securing future reclamation obligations.  As of June 30, 2010, we committed $10.5 million under the company’s $400 million credit facility in connection with the issuance of letters of credit to secure reclamation obligations.  Cloud Peak Energy’s balance sheet is well positioned with total available liquidity of almost $640 million as of June 30, 2010.

The company’s long-term debt as of June 30, 2010, net of original issue discount, was $595 million for the senior notes, plus other long-term debt of $171 million (including the current portion) primarily reflecting the company’s discounted payment obligations under federal coal leases.

Marshall stated, “The good operational performance translated to strong cash generation in the first half of 2010.  We continue to build our cash position as planned to enable us to fund additional coal leases, invest in our existing business and pursue new growth opportunities.  Our proportionally low long-term liabilities, both reclamation and employee related, combined with availability under our revolving credit facility, further enhance our balance sheet strength.”

Outlook

For the domestic U.S. coal market, the second quarter of 2010 experienced a strong recovery from the same period a year ago.  Several factors contributed to this; overall electricity demand is recovering, the warm summer is having an impact, higher natural gas prices are reducing fuel switching, and increased exports are reducing domestic supply.

Overall coal stockpiles are expected to reduce this summer from their high levels of last year.  More importantly for Cloud Peak Energy, stockpiles of PRB coal are already well below their 2009 levels.  Our customers are indicating they will be taking all their contracted tons this year raising our expectation for the minimum level of our 2010 shipments.   Due to many regulatory, environmental and operational issues within other coal basins, several U.S. utilities are expanding the range of coal types to include PRB coal in their recent requests for proposals.  This is a trend we would expect to continue as reduced eastern production and increased exports lead to a need to source alternative coal.  Cloud Peak Energy is well placed to benefit from this trend.

“We are also encouraged by the increased demand from our growing number of Asian utility customers.  Our Spring Creek mine is well positioned to expand the export market for PRB coal,” said Marshall.  “Coal from the Spring Creek mine has favorable energy content and shorter haul than other PRB mines and with our strengthening relationships with Asian customers, we have a valuable opportunity to incrementally grow this business dependent on export terminal capacity.”

For 2010, we are completely contracted for all our planned production and will remain focused on safely managing our costs and shipping the contracted coal.  Of our 2010 planned production, 98 percent is committed under fixed price contracts.  Given our forecasts for the pricing of the remaining 2 percent index contracts, we estimate that the average realized price will be between $12.30 and $12.45 per ton for the full year 2010.  For 2011, we have currently contracted 80 million tons from our three operated mines.  Of this committed 2011 production, 66 million tons are under fixed price contracts.  Assuming recent forward pricing for indexed and uncommitted tons, our estimated 2011 full-year average realized price will be around $12.80 per ton.

“As the economy continues to recover, eastern coal production decreases and exports increase, demand for PRB coal is expected to grow to backfill the needs of many U.S. utilities.  That increase plus our expanded export business allow us to feel more confident about our business for the foreseeable future.  Our sales strategy is to enter each year with our expected production essentially fully sold, which has consistently proven to be a prudent and profitable approach.  We are comfortable with our current contracted position for 2011 and, as growing demand improves the price for coal, we will seek to contract our unsold coal for 2011, 2012 and 2013 at higher levels,” said Marshall.

Marshall continued, “It is great to be able to report such a strong second quarter when all our operations ran smoothly and a number of external factors moved in our favor.  While there is still a long way to go this year our expectations for operating costs, minimum shipments and exports have improved as reflected in our full year guidance.”

Updated Guidance - 2010 Financial and Operational Estimates

The following table provides the company’s current outlook and assumptions for selected 2010 financial and operational metrics:

Item	Estimate or Estimated Range
Coal production for our three operated mines	91 – 93 million tons
Committed sales with fixed prices	98% of estimated 2010 production
Anticipated realized price of produced coal	$12.30 to $12.45 per ton
Average cost of produced coal(1)	$8.45 - $9.00 per ton
Additional operating income (2)	$25 - $35 million
Selling, general and administrative expenses	$60 - $70 million
Interest expense	$50 - $60 million
Depreciation, depletion, amortization and accretion	$110 - $125 million
Effective income tax rate(3)	16% - 20%
Capital expenditures (excludes federal coal leases)	$50 - $70 million
Committed federal coal lease cash payments	$64 million

(1)         Represents average Cost of Product Sold for produced coal for our three operated mines.

(2)         Does not include $8.3 million contribution for first quarter 2010 from one significant broker sales contract.

(3)         The company’s effective income tax rate is expected to be lower than the federal statutory rate of 35 percent primarily because Cloud Peak Energy Inc., the publicly traded parent company, provides for tax only on its controlling 51.7 percent share of income from Cloud Peak Energy Resources LLC.

Conference Call Details

A conference call with management is scheduled at 5:00 p.m. EDT on August 4, 2010, to review the results and current business conditions. The call will be web cast live over the Internet from the company’s Web site at www.cloudpeakenergy.com under “Investor Relations.”  Participants should follow the instructions provided on the Web site for downloading and installing the audio applications necessary to join the web cast. Interested individuals also can access the live conference call via telephone at 866-383-8119 (domestic) or 617-597-5344 (international) and entering pass code 46965557.

Following the live web cast, a replay will be available at the same URL on the company’s Web site for seven days. A telephonic replay will also be available approximately two hours after the call and can be accessed by dialing 888-286-8010 (domestic) or 617-801-6888 (international) and entering pass code 54878133. The telephonic replay will be available for seven days.

About Cloud Peak Energy™

Cloud Peak Energy Inc. (NYSE:CLD) is headquartered in Wyoming and is the third largest U.S. coal producer and the only pure-play Powder River Basin (PRB) coal company. As one of the safest coal producers in the nation, Cloud Peak Energy specializes in the production of low sulfur, subbituminous coal. The company owns and operates three surface coal mines in the PRB, the lowest cost major coal producing region in the nation. The Antelope and Cordero Rojo mines are located in Wyoming and the Spring Creek Mine is located near Decker, Montana. With approximately 1,500 employees, the company is widely recognized for its exemplary performance in its safety and environmental programs. Cloud Peak Energy is a sustainable fuel supplier for approximately 4 percent of the nation’s electricity.

Cautionary Note Regarding Forward-Looking Statements

This release and our related presentation contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are not statements of historical facts and often contain words such as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” “estimate,” “seek,” “could,” “should,” “intend,” “potential,” or words of similar meaning. Forward-looking statements are based on management’s current expectations or beliefs, as well as assumptions and estimates regarding our company, industry, economic conditions, government regulations and other factors. Forward-looking statements may include, for example, (1) our outlook for 2010 and future periods for our company, PRB coal and the coal industry in general, and our 2010 operational and financial guidance; (2) anticipated improvements in overall economic conditions and demand by utilities; (3) prices for natural gas and other alternative sources of energy used to generate electricity; (4) coal stockpile levels and the impacts on future demand; (5) our plans to replace and/or grow our coal tons; (6) operational plans for our mines; (7) our cost management efforts; (8) industry estimates of the EIA and other third party sources; (9) our transition to a stand-alone public company and related costs; and (10) other statements regarding our plans, strategies, prospects and expectations concerning our business, operating results, financial condition and other matters that do not relate strictly to historical facts. These statements are subject to significant risks, uncertainties and assumptions that are difficult to predict and could cause actual results to differ materially from those expressed or implied in the forward-looking statements. Factors that could adversely affect our future results include, for example, (a) future economic conditions; (b) demand for our coal by the domestic electric generation industry, export demand and the price we receive for our coal; (c) reductions or deferrals of purchases by major customers and our ability to renew sales contracts; (d) environmental, health, safety, endangered species or other legislation, regulations, court decisions or government actions, or related third-party regulatory legal challenges, including any new requirements affecting the use, demand or price for coal or imposing additional costs, liabilities or restrictions on our mining operations; (e) public perceptions, third-party regulatory legal challenges or governmental actions relating to concerns about climate change, including emissions restrictions and governmental subsidies that make wind, solar or other alternative fuel sources more cost-effective and competitive with coal; (f) the impact of our IPO structuring and financing transactions and ability to successfully operate as a stand-alone public company; (g) operational, geological, equipment, permit, labor, weather-related and other risks inherent in surface coal mining; (h) our ability to efficiently conduct our mining operations, (i) transportation availability, performance and costs; (j) availability, timing of delivery and costs of key supplies, capital equipment or commodities such as diesel fuel, steel, explosives and tires; (k) our ability to acquire future coal tons through the federal LBA process and necessary surface rights in a timely and cost-effective manner and the impact of third-party regulatory legal challenges, (l) access to capital and credit markets and availability and costs of credit, surety bonds, letters of credit, and insurance; (m) the impact of direct and indirect competition from coal producers and competing sources of energy; (n) litigation and other contingent liabilities; and (o) other risk factors described from time to time in the reports and registration statements we file with the Securities and Exchange Commission (“SEC”), including those in Item 1A - Risk Factors in our 2009 Form 10-K and any updates thereto in our Forms 10-Q. There may be other risks and uncertainties that are not currently known to us or that we currently believe are not material. We make forward-looking statements based on currently available information, and we assume no obligation to, and expressly disclaim any obligation to, update or revise publicly any forward-looking statements made in this release or our related presentation, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

This release and our related presentation include the non-GAAP financial measure of EBITDA. EBITDA, a performance measure used by management, is defined as income (loss) from continuing operations plus: (1) interest expense (net of interest income), (2) income tax provision, (3) depreciation and depletion, (4) amortization, and (5) accretion. EBITDA is not defined under generally accepted accounting principles in the U.S., or GAAP, and does not purport to be an alternative to net income or other GAAP financial measures as a measure of operating performance. Because not all companies use identical calculations, our presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Our presentation of EBITDA may be different than EBITDA as defined in our debt financing agreements. We believe EBITDA is useful to investors and other external users of our consolidated financial statements as an additional tool to evaluate and compare our operating performance, because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and depletion, amortization and accretion, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. However, using EBITDA as a performance measure has material limitations as compared to net income, or other financial measures as defined under GAAP, as it excludes certain recurring items which may be meaningful to investors. EBITDA is also used as a performance measure in our compensation program for our executives. A quantitative reconciliation of EBITDA to income from continuing operations is found in the tables accompanying this release.

SOURCE: Cloud Peak Energy Inc.

Cloud Peak Energy Inc.
Karla Kimrey, 303-713-5000
Vice President, Investor Relations

###

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Revenues	$341,603	$343,552	$652,596	$704,045
Costs and expenses
Cost of product sold (exclusive of depreciation, depletion, amortization and accretion, shown separately)	240,173	225,647	456,841	474,819
Depreciation and depletion	25,508	22,493	49,215	44,336
Amortization	—	7,741	3,197	16,251
Accretion	3,248	2,733	6,566	5,457
Selling, general and administrative expenses	14,368	15,407	30,645	29,511
Total costs and expenses	283,297	274,021	546,464	570,374
Operating income	58,306	69,531	106,132	133,671
Other income (expense)
Interest income	132	82	227	142
Interest expense	(12,006)	(477)	(24,782)	(946)
Other, net	39	39	39	65
Total other expense	(11,835)	(356)	(24,516)	(739)
Income from continuing operations before income tax provision and earnings from unconsolidated affiliates	46,471	69,175	81,616	132,932
Income tax provision	(8,777)	(19,959)	(15,500)	(38,632)
Earnings from unconsolidated affiliates, net of tax	1,476	407	1,816	478
Income from continuing operations	39,170	49,623	67,932	94,778
Income from discontinued operations, net of tax	—	10,793	—	22,447
Net income	39,170	60,416	67,932	117,225
Less: Net income attributable to noncontrolling interest	23,312	—	40,477	—
Net income attributable to controlling interest	$15,858	$60,416	$27,455	$117,225

Amounts attributable to controlling interest common shareholders:
Income from continuing operations	$15,858	$49,623	$27,455	$94,778
Income from discontinued operations	—	10,793	—	22,447
Net income	$15,858	$60,416	$27,455	$117,225

Earnings per common share attributable to controlling interest:
Basic
Income from continuing operations	$0.52	$0.83	$0.90	$1.58
Income from discontinued operations	—	0.18	—	0.37
Net income	$0.52	$1.01	$0.90	$1.95
Weighted-average shares outstanding — basic	30,600,000	60,000,000	30,600,000	60,000,000
Diluted
Income from continuing operations	$0.51	$0.83	$0.89	$1.58
Income from discontinued operations	—	0.18	—	0.37
Net income	$0.51	$1.01	$0.89	$1.95
Weighted-average shares outstanding — diluted	60,140,222	60,000,000	60,120,173	60,000,000

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share and per share data)

	June 30, 2010	December 31, 2009
ASSETS
Current assets
Cash and cash equivalents	$249,562	$268,316
Restricted cash	218,345	80,180
Accounts receivable, net	77,944	82,809
Due from related parties	1,949	8,340
Inventories	68,461	64,199
Deferred income taxes	280	280
Other assets	20,122	7,321
Total current assets	636,663	511,445
Property, plant and equipment, net	957,711	987,143
Intangible assets, net	—	3,197
Goodwill	35,634	35,634
Deferred income taxes	84,460	100,520
Other assets	39,341	39,657
Total assets	$1,753,809	$1,677,596
LIABILITIES AND EQUITY
Current liabilities
Accounts payable	$49,917	$57,304
Royalties and production taxes	116,096	102,912
Accrued expenses	46,518	47,763
Current portion of tax agreement liability	758	758
Current portion of other long-term debt	55,881	55,282
Total current liabilities	269,170	264,019
Tax agreement liability, net of current portion	53,751	53,751
Senior notes	595,500	595,321
Other long-term debt, net of current portion	115,588	123,085
Asset retirement obligations, net of current portion	179,601	175,940
Other liabilities	22,779	20,002
Total liabilities	1,236,389	1,232,118
Equity
Common stock ($0.01 par value; 200,000,000 shares authorized; 31,501,676 and 31,449,002 shares issued and outstanding at June 30, 2010 and December 31, 2009, respectively)	315	314
Additional paid-in capital	254,627	251,083
Retained earnings	36,080	8,459
Accumulated other comprehensive loss	(6,696)	(6,951)
Total Cloud Peak Energy Inc. shareholders’ equity	284,326	252,905
Noncontrolling interest	233,094	192,573
Total equity	517,420	445,478
Total liabilities and equity	$1,753,809	$1,677,596

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

	Six Months Ended June 30,
	2010	2009
Cash flows from continuing operations
Operating activities
Income from continuing operations	$67,932	$94,778
Adjustments to reconcile income from continuing operations to net cash provided by operating activities from continuing operations:
Depreciation and depletion	49,215	44,336
Amortization	3,197	16,251
Accretion	6,566	5,457
Earnings from unconsolidated affiliates	(1,816)	(478)
Distributions of income from equity investments	15	4,000
Deferred income taxes	15,500	(5,182)
Stock compensation expense	3,545	460
Other, net	2,296	230
Changes in operating assets and liabilities:
Accounts receivable, net	4,865	1,137
Inventories	(4,238)	(5,971)
Due to or from related parties	6,391	58,873
Other assets	(12,823)	221
Accounts payable and accrued expenses	(3,447)	26,940
Asset retirement obligations	(2,685)	(1,287)
Net cash provided by operating activities from continuing operations	134,513	239,765
Investing activities
Purchases of property, plant and equipment	(8,511)	(69,358)
Return of restricted cash	80,180	—
Restricted cash deposit	(218,345)	—
Proceeds from sales of assets	471	71
Cash advances to affiliate	—	(175,961)
Net cash used in investing activities from continuing operations	(146,205)	(245,248)
Financing activities
Repayments on other long-term debt	(6,898)	(27,751)
Distributions to Rio Tinto America	(164)	(241)
Net cash used in financing activities from continuing operations	(7,062)	(27,992)
Net cash used in continuing operations	(18,754)	(33,475)
Cash flows from discontinued operations
Net cash from operating activities	—	42,278
Net cash from investing activities	—	(5,124)
Net cash provided by discontinued operations	—	37,154
Net increase (decrease) in cash and cash equivalents	(18,754)	3,679
Cash and cash equivalents at beginning of period	268,316	15,935
Cash and cash equivalents at end of period	$249,562	$19,614

CLOUD PEAK ENERGY INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES

(dollars in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
EBITDA	$88,577	$102,944	$166,965	$200,258
Depreciation and depletion	(25,508)	(22,493)	(49,215)	(44,336)
Amortization	—	(7,741)	(3,197)	(16,251)
Accretion	(3,248)	(2,733)	(6,566)	(5,457)
Interest income	132	82	227	142
Interest expense	(12,006)	(477)	(24,782)	(946)
Income tax provision	(8,777)	(19,959)	(15,500)	(38,632)
Income from continuing operations	$39,170	$49,623	$67,932	$94,778